Exhibit 10.1
March 3, 2025

Linda Findley
(delivered electronically)

Dear Linda,

On behalf of Sleep Number Corporation, we are excited to extend the offer of employment as the President and Chief Executive Officer (CEO) reporting to Sleep Number’s Board of Directors (“Board”). Your anticipated start date will be April 7, 2025. Effective upon your start date, you will be appointed to the Board as a director with the intent that you will remain as a director during your tenure as CEO and you will be nominated for election at the Company’s 2025 Annual Shareholder Meeting.
The compensation package associated with this offer is as follows:

•Base Salary – Starting annualized salary of $1,200,000, which is payable according to Sleep Number’s payroll cycle, and subject to applicable federal and state taxes.

•Annual Incentive Plan (AIP) – You will be eligible to participate in the Sleep Number Annual Incentive Plan (AIP) for 2025 at a target incentive of 125% of eligible earnings. The actual payout will be based on the Company’s achievement of performance goals, with a maximum payout of 200% of target, subject to the Compensation Committee’s approval of the 2025 AIP (expected on February 21, 2025). For 2025, your annual incentive will be prorated based on your actual eligible earnings paid in 2025, beginning with your start date, and you will receive the same percentage of your target payout as other eligible participants.

•Long-term Incentive Plan –You will be eligible to receive annual Long-term Incentive (LTI) awards, which are typically granted on March 15th of each year. The current mix of your annual LTI award is 50% in Performance Stock Units (PSU) and 50% in time-vested Restricted Stock Units (RSU). We utilize competitive LTI guidelines to inform the annual award target and mix. You will be eligible for your annual LTI award on March 15, 2026, subject to Board of Directors’ approval. Your annual LTI award guideline will be $5,000,000.

Your offer includes a special, one-time long-term incentive grant with a total value of $10,000,000. This equity award will be for a number of shares of common stock of the Company with a targeted grant date fair value of ten million dollars ($10,000,000) calculated using the average closing share price for the 20 trading days immediately preceding the date of this offer, March 3, 2025; provided, however, that the number of shares covered by this grant will be subject to adjustment, such that in no event will the grant have a grant date fair value (i) exceeding eleven million dollars ($11,000,000) or (ii) less than ten million dollars ($10,000,000), in each case, calculated using the per share closing price of the Company’s common stock on the date of grant. The grant date for your LTI awards will be on the 15th of the month following your start date. With an anticipated start date of April 7, 2025, the grant date would be April 15, 2025. The makeup of this award is:

•$5,000,000 time-vested Restricted Stock Unit (RSU) Award –Your RSU award will vest in three equal annual installments on each anniversary from the date of grant, subject to continued employment and the terms of the award.

•$5,000,000 LTI award in 50% Performance Stock Unit (PSU) Award and 50% time-vested Restricted Stock Units (RSU)– The PSUs will vest three years after the date of grant, subject to continued employment and the terms of the award. These stock units are subject to a performance adjustment based on the Company’s performance for the three fiscal years from 2025 to 2027 subject to the Compensation Committee’s approval of the 2025 LTI plan (expected on March 11, 2025).

The RSUs and PSUs will be issued as an “inducement grant” under the applicable rules of the Nasdaq Stock Market, and the Company will complete all required filings, including without limitation the timely filing of a Form S-8 on or before the date of the inducement grant. The specific terms and conditions for these LTI awards will be defined in applicable award agreements and plan documents.

The following is a summary of additional items included in this offer:

•You will be eligible to participate in the Sleep Number Executive Deferral Plan. This plan enables you to defer a portion of your salary, AIP payout, or PSU/RSU payouts at vesting. Your first opportunity to participate in the plan will be for 2026 deferral elections (election to be made by 12/31/2025).

•You will be eligible for the following executive perquisites which are fully taxable, and you will be responsible for any tax obligations on the imputed income amounts:
–Reimbursement for financial counseling expenses (including tax preparation and estate planning) up to $20,000 annually;
–An annual executive physical through Mayo Clinic’s Executive Health Program; and
–Covered partner travel expenses for significant other to accompany you when traveling to company events.

•You will be eligible to receive reasonable personal security services based on a review conducted by a reputable third-party consultant.

•This position qualifies you for participation in the Sleep Number Executive Severance Pay Plan, which is summarized in the Proxy Statement and included as part of the Company’s Form 10-K, highlights of which include:

–Severance: 2x annual base salary and target annual AIP and pro rata AIP incentive earned for the year based on actual performance.
–Change in Control (CIC): 3x annual base salary and target annual AIP for qualifying terminations for period 6 months prior or 2 years after a CIC event. In addition, if outstanding stock awards are assumed or substituted following a CIC event, vesting of the stock awards is accelerated in the event of involuntary termination not for cause or resignation for good reason and the termination occurs within two years of the change in control (“double trigger vesting”).

Sleep Number will not amend or modify the Executive Severance Pay Plan as it relates to you in a manner that is detrimental to you for at least three years after your employment start date. For the avoidance of doubt: (i) if your termination of employment is in connection with a “Good Reason” termination as a result of a material diminution of your base compensation, your base salary used for purposes of calculating your benefits under the Executive Severance Pay Plan will be the base salary in effect prior to such material diminution;(ii) the dispute resolution provisions set forth in the Executive Severance Pay Plan will apply to any dispute arising under that plan notwithstanding any arbitration provisions in other employment related agreements. Any release of claims required as a condition to receipt of your benefits under the Executive Severance Pay Plan will be in form and substance reasonable under the circumstances. In addition, with respect to the definition of “Cause” contained in the Executive Severance Pay Plan, the Company agrees that it shall be applied to you only in the event of the events specified in (A)-(F) thereof and modified as follows: (i) your failure to perform duties in clause (C) thereof must relate to your material duties and such failure must be grossly negligent, (ii) the violation of a Company written policy or Code of Conduct must be material and (iii) if the event is curable, you will be provided with written notice of the alleged event and the ability to cure it within 30 days of such notice (and if cured, it will no longer be an event of Cause).

•We understand that your preference is to move to Minneapolis, Minnesota as your principal residence. As such, Sleep Number shall pay a one-time Relocation Payment to cover expenses related to your relocation in the amount of $200,000 and up to six months of temporary living and commuting expenses in the amount not to exceed $4,000 per month. Sleep Number will also provide an additional amount based on a 40% tax rate to help cover taxes, if applicable. This amount shall be paid in a lump sum no later than 14 days following your start date. In the event that you voluntarily leave the Company without Good Reason during the first twenty four (24) months of employment (the “Exit Event”), you agree to re-pay Sleep Number the full amount of the Relocation Payment as follows: (i) if the Exit Event is prior to the first anniversary of your start date, you shall repay to the Company 50% of the Relocation Payment and (ii) if the Exit Event is on or after the first anniversary of your start date, but prior to the second anniversary of your Start Date, you shall repay to the Company 33% of the Relocation Payment.

•You will be eligible for a comprehensive and competitive benefits package, highlights of which include:

–Health, dental, vision, life and disability insurance
–Flexible spending and health savings accounts
–401(k) plan with a matching contribution of 100% of the first 4% of eligible compensation
–Participation in our Flex Time Off (“unlimited”) program
–Participation in our Corporate Holiday program (includes 9 days)
–Significant discount on our products including your gift of quality sleep (a free 360 p5 Smart Bed with the option to upgrade and individualize)

•We will reimburse you for up to $15,000 in legal fees incurred in connection with your review of this offer and its terms and conditions.

•As an officer and director of Sleep Number, you will be indemnified and held harmless by Sleep Number to the fullest extent permitted under Minnesota law as set forth in our articles of incorporation and bylaws.

Linda, the entire board is looking forward to building the future with you. We know you will make a significant contribution in achieving our vision to become one of the world’s most beloved brands by delivering unparalleled sleep experiences. We look forward to your acceptance of employment. Brenda and I remain available for any further discussion.

Sleep well,

/s/ Michael J. Harrison

Michael J. Harrison
Independent Lead Director on behalf of the Board

Acceptance of Offer:

/s/ Linda Findley

Linda Findley

Your appointment is subject to full Board approval, which we will seek following your acceptance of this offer.

This offer is contingent on your successful completion of a background investigation and compliance with the Immigration Reform Control Act of 1986 (IRCA). This offer is also conditional on your signing our Employee Inventions and Confidentiality Agreement and Mutual Arbitration Agreement and Code of Business Conduct.

You should understand that, except as expressly set forth herein, this offer of employment does not constitute a contract of employment, nor is it to be construed as a guarantee of continuing employment for any period of time. Employment with Sleep Number is “at will.” We recognize your right to terminate the employment relationship at any time, and for any reason, and similarly, we reserve the right to alter, modify or terminate the relationship at any time and for any reason. Except as expressly set forth herein, Sleep Number reserves the right to change the compensation plans at any time without notice.

The purpose of this letter is solely to notify you of the proposed salary and grants described above. The definitive terms of the grant will be set forth in definitive agreements that will be provided to you through the Charles Schwab website. The terms set forth in such definitive agreements will supersede the terms set forth in this letter in all respects and such definitive agreements will be the final and conclusive terms of your grant.